EXHIBIT 99.1




                        PINECREST INVESTMENT GROUP, INC.
                           INCENTIVE STOCK OPTION PLAN
                                  DECEMBER 1999

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     (1) PURPOSE OF THE PLAN

     It is the opinion of the Board of Directors that the Corporation will benefit by increasing the interest of its executives and keep employees in the welfare of the Corporation through the added incentive created by the opportunity to purchase and own common stock in the Corporation under the Plan.

     (2) TYPES OF OPTIONS

     It is the intention of the Corporation that options granted pursuant to this Plan be incentive stock option ("Incentive Stock Options") under Section 422A of the Internal Revenue Code as now in force or as hereafter amended.

     (3) ADMINISTRATION OF THE PLAN

     The Plan will be administered by the Executive Committee of the Board of Directors of the Corporation. The Committee is authorized to interpret the Plan and to establish and amend rules and regulations for its administration, and its decision shall be binding on all persons claiming any rights thereunder.

     (4) PARTICIPANTS

     Participants will be selected by the Committee from time to time among the executives and key employees of the Corporation or of any subsidiary of the Corporation. Directors who are employees of the Corporation or of any subsidiary of the Corporation will be eligible for inclusion. Participation in the Plan will be on and individual basis and the Committee shall have complete discretion in selecting those persons, if any, who may participate.

     (5) NUMBER OF SHARES

          (a) The total number of shares of common stock for which options may be granted pursuant to this Plan shall not exceed 1,200,000 shares except that, if options as to any shares lapse without being exercised, such shares may be re-optioned. Within the limits herein contained, the number of shares for which options will be granted from time to time and the periods for which the options will be outstanding will be determined by the Committee.

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               (b)  No participant may be granted an option pursuant to this
                    Plan in any one calendar year to purchase more than $100,000 of common stock of the Corporation, valued at the time of the grant, provided, however, that one-half of any unused portion of such amount may be carried over for grants in any of the three succeeding calendar years, and as such shall be added to the otherwise applicable dollar limitation for such succeeding years.

     (6) OPTION PRICE

     The Option price of options granted pursuant to this Plan shall be (a) one hundred percent (100%) or (b) in the case of an individual who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or of any subsidiary of the Corporation one hundred ten percent (110%), of the fair market value of the shares of common stock at the date on which the options are granted, which date shall be the date on which the letters to the grantees setting forth the terms of the option are executed by the Corporation. For this purpose:

               (a) "fair market value" shall be which ever of the following is applicable:

                    (i) If the common stock of the Corporation is listed on an exchange, the mean between the highest and lowest quoted selling prices of said stock on the exchange on the date the options are granted, or, if no sale of said stock shall have been made on the exchange on that day, then on the next preceding day on which there was such as sale; or

                    (ii) If the common stock of the Corporation is not listed on an exchange, the mean between the representative closing "bid and asked" quotations on the "over-the-counter" market of said stock on the date of options such granted, or, if no such bid and asked prices are made on that day, then on the next preceding day on which there were such "bid and asked quotations"; and

               (b) The "quoted selling prices" and "bid and asked quotations" shall be those reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) system or such other source as may be designated from time to time by the Committee.



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     (7) TERMS OF OPTIONS

     No option granted pursuant to this Plan shall be exercisable after the expiration of ten years from the date the option is granted. Within these limitations, the Committee will determine the expiration date of the options.

     (8) TIME OF EXERCISE

     (a) An option granted pursuant to this Plan may be exercised in whole or in part at any time after one year from the date of grant until the expiration of the term of the option.

     (b) No option granted pursuant to this Plan shall be exercised by the grantee while there is outstanding (within the meaning of Section 422A(c)(7) of the Internal Revenue Code) any Incentive Stock Option previously granted to him to purchase stock in the Corporation or any corporation which at the time of granting the option is a parent or a subsidiary of the Corporation or a predecessor corporation of any such corporations.

     (9) PAYMENT FOR SHARES

     Upon the exercise of an option granted pursuant to this Plan, payment may be made at Employee's option, in cash or by check.

     (10) PURCHASE FOR INVESTMENT

     The holder of and option granted pursuant to this Plan must represent, at the time of exercise of the option, that he is acquiring the shares for investment purposes only and not with a view to their sale or distribution, unless the shares purchased on the exercise of the option are at that time registered under the Securities Act of 1933, as amended (the "Act"). If in the opinion of the Corporation any shares covered by this Option as to which the participant gives valid notice of exercise may not be issued to the participant without registration under the Act as amended, (the "Act"), the Corporation may so notify the participant and return to him any consideration tendered to exercise this Option until such time as the shares are registered under the Act or in the opinion of the Corporation an exemption form such registration is applicable.

     (11) SALE OF OPTION SHARES - REGISTRATION

     The participant must represent and warrant to the Corporation as condition of the granting of an Option hereunder, and for the continued validity thereof, that the participant (and his estate, heirs or legatees, as the case may be) will not sell or offer for sale any shares of stock obtained hereunder in the absence of and effective registration statement as to such stock under the Act, unless the Corporation shall have received opinion of counsel satisfactory to that such registration is not required, and that no stock will be sold or offered for sale in violation of any applicable state securities legislation. The Corporation may legend any shares issued on exercise of an Option to reflect this provision.

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     (12) TIME OF GRANT OF OPTIONS

     Options may be granted pursuant to this Plan from time to time by the Committee, within the limits set forth herein.

     (13) FORM OF OPTIONS AND CONDITIONS TO THEIR EXERCISE

          (a) The options granted pursuant to this Plan will be in such form as shall be approved by the Committee and shall conform to the requirements of Section 422A of the Internal Revenue Code as now in force or hereafter amended.

          (b) The options granted pursuant to this Plan will not be transferable by the grantees otherwise than by will or by the laws of descent and distribution.

          (c) During the lifetime of the grantee, an option granted pursuant to this Plan may be exercised only by him and only while he is in the employ of the Corporation or a subsidiary or within three months after the termination of such employment, and only to the extent that the option would be exercisable by the grantee at the time of termination in accordance with Paragraph (8) hereof. In the event of the death of the grantee, the option may be exercised, in whole or in part, to the extent it would have been exercisable by the grantee at the time of his death in accordance with said Paragraph (8), during the twelve months following the date of death, by his estate or the person or persons to whom his rights under the option shall have passed by will or by the laws of descent or distribution. In no event may and option be exercisable after the expiration of five years from the date such option is granted.

     14. CHANGES IN CAPITAL STRUCTURE

     If all or any portion of the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization, or liquidation occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding common stock or common stock shall be changed into the same or a different number of shares of the same or another class or classes, to the extent permitted by Section 422A of the Internal Revenue Code, as now in force or hereafter amended, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if common stock (as authorized ate the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in Paragraph (6) hereof and had not been disposed of, such person or persons would be holding at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalization, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, or liquidation's; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price

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paid shall be appropriately reduced on account of any fractional share not issued. Any decision of the Committee regarding adjustments under this Paragraph
(14) shall be conclusive and binding on the participant.

     (15) EFFECTIVE DATE AND TERMINATION

     The Plan shall be effective upon adoption by the Board of Directors of the Corporation, although such adoption shall be contingent upon approval by the stockholders. The Plan may be terminated at any time by the Corporation by action of its Board of Directors. Unless the Plan shall have been terminated sooner by the Board of Directors, it shall terminate on 10 years after the Board of Directors of the Corporation adopts the Plan, and no option shall be granted hereunder after that date. Termination of the Plan will not affect rights and obligations under options theretofore granted and then in effect.

     (16) AMENDMENT OF PLAN

     The Plan may be amended at any time by the Board of Directors, provided that (except pursuant to Paragraph (5)(b)) no amendment shall be made without the approval of the stockholders which shall increase the total number of shares covered by the Plan, change the description of the class of employees eligible to receive options, or reduce the option price.

     (17) EMPLOYMENT BY CORPORATION

          (a) So long as a participant shall continue to be and employee of the Corporation or one or more of its subsidiaries, the Option shall not be affected by any change in his duties or position.

          (b) Nothing in this Incentive Stock Option Plan shall confer upon the participant any right to continue in the employ of the Corporation or any of its subsidiaries, or interfere in any way with the right of the Corporation or any such subsidiary to terminate his employment at any time.

     (18) SUBSIDIARY

     As used herein, the term "subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" of Corporation as that term is defined in Section 425 of the Internal Revenue Code of 1954.